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AMERANT BANCORP INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

CORAL GABLES, FLORIDA, January 29, 2021. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today reported net income of $8.5 million in the fourth quarter of 2020, compared to net income of $1.7 million reported in the third quarter of 2020 and net income of $13.5 million reported in the fourth quarter of 2019. Net loss for the full-year 2020 was $1.7 million, compared to net income of $51.3 million for the full-year 2019. Net loss for the full-year 2020 was primarily driven by $88.6 million in provision for loan losses during the period. Operating income was $7.5 million in the fourth quarter of 2020, compared to $11.5 million in the third quarter of 2020 and $14.8 million in the fourth quarter of 2019. Operating income was $57.3 million in the full-year 2020, compared to $58.3 million in the full-year 2019.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were positive 0.42% and 4.09%, respectively, in the fourth quarter of 2020, compared to positive 0.08% and 0.81%, respectively, in the third quarter of 2020, and positive 0.68% and 6.44%, respectively, in the fourth quarter of 2019. ROA and ROE were negative 0.02% and 0.21% for the full-year 2020, respectively, compared to positive 0.65% and 6.43%, respectively, for the full-year 2019.
Millar Wilson, Vice Chairman and Chief Executive Officer, remarked, “During the fourth quarter Amerant greatly capitalized on the momentum and strength built throughout the year. Our credit quality is most impressive, especially in light of the current operating environment, with no provision for loan losses recorded in the fourth quarter, and the lowest level of loan deferrals and forbearance in 2020. We also saw encouraging profitability recovery with a significant rebound on our net interest margin (“NIM”) from the third quarter of 2020. Backed by the strength of our capital and business, we successfully launched and completed a modified Dutch auction tender offer for Amerant’s shares of Class B common stock at the end of the fourth quarter. Also, to further support our profitability efforts going forward, in the fourth quarter we incorporated Amerant Mortgage, LLC, an entity led by a group of best-in-class real estate executives, where Amerant is the majority owner, that will allow us to better capture the growing nationwide demand for residential loans on a significantly larger scale.”
Mr. Wilson added, “While 2020 presented unique challenges for Amerant, our industry and the world, I am extraordinarily proud of the resilience demonstrated by our team during these times. At Amerant, we navigated a challenging market environment by adapting nimbly to continuous change, acting proactively across business initiatives and focusing on our long-term strategic plan. The continuity of our long-term plan positions Amerant for success in ramping up our relationship-driven customer strategy, driving digital transformation, improving profitability and efficiency, optimizing our core market footprint, and increasing shareholder value. Most importantly and core to Amerant’s role as a leading community bank, we were able to provide the banking support to our local communities when they needed us most, while ensuring the health and safety of employees and customers. Looking ahead, Amerant remains committed to our long-term strategic goals and I am confident we are well-positioned to enter 2021 with great impulse.”

Summary Results

The summary results of the fourth quarter and full-year 2020 include:

•Net income of $8.5 million for the fourth quarter of 2020, up 397.8% from $1.7 million in the third quarter of 2020 and down 37.1% from $13.5 million in the fourth quarter of 2019. Net loss for the full-year 2020 was $1.7 million, down 103.4% from net income of $51.3 million in the full-year 2019. Net loss for the full-year 2020 was primarily driven by $88.6 million in provision for loan losses during the period. Diluted earnings per share was $0.20 for the fourth quarter of 2020, compared to $0.04 in the third quarter of 2020 and $0.31 in the fourth quarter of 2019. Diluted loss per share was $0.04 in the full-year 2020, compared to diluted earnings per share of $1.20 in the full-year 2019.
•Net interest income (“NII”) was $48.7 million, up 7.3% from $45.3 million in the third quarter of 2020, and down 5.1% compared to $51.3 million in the fourth quarter of 2019. Net interest income for the full-year 2020 was $189.6 million, down 11.0% compared to $213.1 million in 2019. The NIM for the fourth quarter was 2.61%, up 22 basis points from 2.39% in the third quarter of 2020 and down 13 basis points from 2.74% in the fourth quarter of 2019. NIM for the full-year 2020 decreased to 2.52% from 2.85%.
•There was no provision for loan losses recorded during the fourth quarter of 2020, compared to $18.0 million in the third quarter of 2020, and a $0.3 million release in the fourth quarter of 2019. We recorded a provision for loan losses of $88.6 million in the full-year 2020 compared to a release of $3.2 million in the full-year 2019. The ratio of allowance for loan losses (“ALL”) to total loans was 1.90% as of December 31, 2020, down from 1.97% as of September 30, 2020, and up from 0.91% at the end of 2019. The ratio of net charge-offs to average total loans in the fourth quarter of 2020 was 0.40%, down from 1.41% in the third quarter and up from 0.08% in the fourth quarter of 2019. The ratio of net charge-offs to average total loans in the full-year 2020 was 0.52%, up from 0.11% in the full-year 2019.
•Noninterest income was $11.5 million for the fourth quarter of 2020, down 43.3% from $20.3 million in the third quarter of 2020, and down 27.9% compared to $16.0 million in the fourth quarter of 2019. Noninterest income was $73.5 million in the full-year 2020, an increase of $16.4 million, or 28.6%, compared to $57.1 million in the full-year 2019.
•Noninterest expense was $51.6 million for the fourth quarter of 2020, up 13.5% compared to $45.5 million in the third quarter of 2020, and virtually flat compared to $51.7 million in the fourth quarter of 2019. Noninterest expense was $178.7 million in the full-year 2020, a decrease of $30.6 million, or 14.6%, compared to $209.3 million in the full-year 2019. Adjusted noninterest expense was $43.2 million in the fourth quarter of 2020, down 1.0% from $43.7 million in the third quarter of 2020, and down 16.3% from

$51.6 million in the fourth quarter of 2019. Adjusted noninterest expense for the full-year 2020 was $166.8 million, down 18.3% compared to $204.3 million for 2019.
•The efficiency ratio was 85.8% (69.8% adjusted for selected items) in the fourth quarter of 2020, compared to 69.3% (66.5% adjusted for selected items) during the third quarter of 2020, and 76.9% (80.1% adjusted for selected items) for the same period of 2019. For the full-year 2020 the efficiency ratio was 68.0% (63.0% adjusted for selected items), compared to 77.5% (76.4% adjusted for selected items) for 2019.

•Total loans were $5.8 billion on December 31, 2020, down $82.3 million or 1.4%, compared to September 30, 2020, and up $98.0 million or 1.7% compared to December 31, 2019. Total deposits were $5.7 billion on December 31, 2020, down $145.9 million, or 2.5%, from $5.9 billion as of September 30, 2020, and down $25.5 million, or 0.4% from $5.8 billion at year-end 2019.

•Stockholders’ book value per common share increased to $20.70 at December 31, 2020, up 5.2% from $19.68 at September 30, 2020, and up 7.0%, from $19.35 at December 31, 2019. Tangible book value per common share rose to $20.13 at December 31, 2020, up 5.0% from $19.17 at September 30, 2020, and up 6.8% compared to $18.84 at year-end 2019, which includes accretion of $0.75, or 3.85%, to the Company’s tangible book value per common share at the close of 2020 as a result of the Tender Offer.

Update on Amerant’s Participation in Paycheck Protection Program (PPP) & Main Street Lending Program

The Company continued to process PPP loan forgiveness requests in the fourth quarter of 2020. As of December 31, 2020, total PPP loans outstanding were $198.5 million, or 3.4% of total loans, compared to $223.5 million, or 3.8% of total loans at September 30, 2020. The Company estimates as of December 31, 2020, there were $95.4 million of deposits related to the PPP compared to $97.2 million as of September 30, 2020.

Amerant also originated loans as part of the Main Street Lending Program in the fourth quarter of 2020. Under this program, which ran through January 8, 2021, the Federal Reserve purchased 95% of each qualifying loan originated by the Company under such program to small and mid-sized businesses. In the fourth quarter of 2020, the Company received fees of approximately $0.5 million from the origination of $56.3 million of loans in this program as of December 31, 2020.

Additionally, during January 2021, Amerant started to process new applications and obtain approvals from the SBA in round three of the PPP authorized under a new law enacted on December 27, 2020.

Credit Quality

The ALL was $110.9 million at the close of fourth quarter of 2020, compared to $116.8 million at the close of the third quarter of 2020 and $52.2 million at the close of the fourth quarter of 2019. The Company recorded no provision for loan losses during the fourth quarter of

2020, compared to $18.0 million in the third quarter of 2020. In the fourth quarter of 2019, the Company released $0.3 million from the ALL.

The Company recorded no provisions for loan losses during the fourth quarter of 2020 mainly driven by the significant decline of the estimated allowance for loan losses associated with the COVID-19 pandemic reflecting lower-than-initially-estimated credit deterioration, as well as improvements in economic conditions. The ALL associated with the COVID-19 pandemic dropped to $14.8 million at December 31, 2020 from $26.2 million at the end of the third quarter of 2020. The decrease was offset by additional specific reserves allocated to a Miami-based U.S. coffee trader (“the Coffee Trader”) as well as specific reserves for other smaller loans which deteriorated during the fourth quarter 2020. Year-to-date the Company recorded $88.6 million in provisions for loan losses mainly driven by specific reserves allocated to the Coffee Trader and other loans deteriorated during the year, and reserves allocated for the estimate losses associated with the COVID-19 pandemic.

As of December 31, 2020, the loan relationship with the Coffee Trader had an outstanding balance of approximately $19.6 million unchanged from September 30, 2020, after recording the $19.3 million charge-off reported in the third quarter of 2020. Based on the evaluation of additional information from the assignee leading the liquidation procedure for the Coffee Trader, management of the Bank and the Company considered it necessary and prudent to provide for an additional $5.8 million specific loan loss reserve for these loans in the fourth quarter of 2020. As a result, the Company now maintains a specific loan loss reserve of $12.2 million as of December 31, 2020, compared to $6.5 million as of September 30, 2020 on this relationship. We continue to closely monitor the liquidation process and, as more information becomes available, management may decide to adjust the loan loss reserve for this indebtedness.

Classified loans increased $1.0 million, or 1.1%, during the fourth quarter of 2020 compared to the third quarter of 2020, and $52.8 million, or 147.8% when compared to the same quarter in 2019. The increase this quarter is primarily driven by the downgrade of two multifamily loans totaling approximately $10 million, offset by charge-offs of $5 million of a commercial loan that was previously reserved and by loan paydowns during the period. Special mention loans as of December 31, 2020 were $88.9 million, an increase of $3.3 million, or 3.8%, from $85.6 million as of September 30, 2020, and $55.9 million, or 169.6% when compared to the same period in 2019. The increase in special mention loans this quarter is mainly due to the downgrades of two commercial loans totaling $17.6 million, offset by payoffs and pay downs. All special mention loans remain current. Non-performing assets increased $1.6 million, or 1.9%, quarter-over-quarter and $55.2 million, or 167.3%, compared to the year-ago period, totaling $88.1 million at the end of the fourth quarter of 2020. The ratio of non-performing assets to total assets was 113 basis points, up 5 basis points from the third quarter of 2020 and up 72 basis points year-over-year.

In the fourth quarter of 2020, loans modified due to COVID-19 still under deferral and/or forbearance continued declining significantly. As of December 31, 2020, $43.4 million, or 0.7% of total loans, were still under the deferral and/or forbearance period, significantly down from $101.2 million, or 1.7% of total loans, at the end of the third quarter of 2020, and from $1.1 billion, or 19.3% of total loans, at the beginning of the program in April 2020. The balance as of December 31, 2020 includes $15.8 million of loans under a second deferral and $26.8 million under a third deferral, which the Company began to selectively offer as additional temporary loan modifications under programs that allow it to extend the deferral and/or forbearance period beyond 180 days.

Additionally, 97.5% of the loans under deferral and/or forbearance are backed by real estate collateral with average Loan to Value (“LTV”) of 61.7% and 99.6% of loans out of forbearance have resumed regular payments. Notably, Amerant now has no deferrals and/or forbearance in its hotel loan portfolio. As of December 31, 2020 this portfolio represented 4.8% of total loans. The Company continues to closely monitor the performance of the remaining loans under the terms of the temporary relief granted.

The concentration of the loan portfolio remains stable compared to the third quarter of 2020. Except for loans to the real estate industry, the loan portfolio remains well diversified with the highest industry concentration representing 10.3% of total loans, down from 10.4% as of September 30, 2020. At December 31, 2020, the Company’s Commercial Real Estate (“CRE”) loan portfolio represented 48.6% of total loans, down from 50.4% at September 30, 2020. These loans had an estimated weighted average LTV of 60% and an estimated weighted average Debt Service Coverage Ratio (DSCR) of 1.7x at December 31, 2020. Importantly, CRE loans to top tier customers, which are those considered to have the greatest strength and credit quality, represented approximately 41% of the CRE loan portfolio at that date, down slightly from 43% in the third quarter.

Loans and Deposits

Total loans as of December 31, 2020 were $5.8 billion, $82.3 million, or 1.4%, lower compared to September 30, 2020. Total loans increased $98.0 million, or 1.7%, compared to December 31, 2019.

As fourth quarter loan production across all segments continued to be challenged much like in previous quarters, Amerant continued to purchase higher yielding consumer loans. Consumer loans increased $57.1 million, or 30%, quarter-over-quarter, and $158.7 million, or 179.3%, compared to December 31, 2019. This includes $68.2 million and $165.8 million in high-yield consumer loans purchased during the fourth quarter of 2020 and full-year 2020, respectively. In addition, single-family residential loans increased $42.3 million, or 7.1%, quarter-over-quarter and $100.5 million or 18.6%, compared to December 31, 2019 mainly driven by a significant increase in refinancing demand of loans originated by other institutions as a result of low market rates. PPP loans as of December 31, 2020 were $198.5 million, a decline of $25.0 million, or 11.2%, compared to $223.5 million as of September 30, 2020.

Total deposits at December 31, 2020 were $5.7 billion, down $145.9 million, or 2.5%, from $5.9 billion at September 30, 2020. Total deposits decreased $25.5 million, or 0.4%, compared to $5.8 billion at December, 31, 2019. As of December 31, 2020, domestic deposits were $3.2 billion, down $107.4 million, or 3.2%, compared to $3.3 billion at September 30, 2020, and up $81.1 million, or 2.6%, compared to $3.1 billion at December 31, 2019. At December 31, 2020, foreign deposits were $2.5 billion, down $38.5 million, or 1.5%, compared to $2.6 billion at September 30, 2020, and down $106.6 million, or 4.0%, compared to $2.6 billion at December 31, 2019. The quarter-over-quarter decrease in foreign deposits represents an annualized decay rate of 6.0% in the fourth quarter, compared to an annualized decay rate of 3.8% during the third quarter of 2020, as economic activity in Venezuela picked up after its compression in the earlier months of the pandemic, and an annualized decay rate of 8.6% in the fourth quarter of 2019, as the company’s sales efforts have resulted in diminished decay rates. For the full year 2020 the foreign deposits decay rate was 4.0% compared to 13.1% in 2019 driven by the aforementioned efforts.

The quarter-over-quarter decline in deposits is primarily attributable to a $219.8 million, or 12.4%, reduction in customer CDs compared to the prior quarter as the Company continued to aggressively lower CD rates and focus on increasing lower-cost core deposits. Specifically, Amerant continued to prioritize multi-product relationships, which are not based on single product high-cost CDs. This decline in CDs includes a $17.3 million, or 8.0%, reduction in online CD balances. The decline in total deposits was partially offset by an increase in third-party interest-bearing brokered deposits, which totaled $140.3 million as of December 31, 2020 compared to $21.6 million as of September 30, 2020. The decrease in deposits compared to December 31, 2019 was mainly driven by a reduction of $210.6 million, or 12.0%, in customer CDs and a reduction of $168.2 million, or 25.4%, in brokered CDs. These reductions were partially offset by the aforementioned $140.3 million in third-party interest-bearing brokered deposits and $95.2 million in deposits related to PPP loans. The decrease in customer CDs compared to December 31, 2019 was partially offset by an increase of $61.1 million, or 44.5%, in online CDs.

Net Interest Income and Net Interest Margin

Fourth quarter 2020 net interest income was $48.7 million, up $3.3 million or 7.3% from $45.3 million in the third quarter of 2020 and down 5.1% from $51.3 million in the fourth quarter of 2019. The quarter-over-quarter increase was driven by lower overall deposit costs and average balances on CDs and brokered deposits, as well as higher interest income due to higher average yields and volumes in loans during the fourth quarter of 2020. Increased prepayment penalty fees during the fourth quarter of 2020, also contributed to the increase in NII during the period. Partially offsetting this increase in NII was lower average balances on available for sale securities due to prepayments during the same period. The year-over-year decline was primarily due to the significantly lower market rates considering the asset sensitivity profile of our balance sheet, partially offset by lower costs on deposits, wholesale funds, and other borrowings as well as lower average balances in customer time and broker deposits, wholesale funds and other borrowings. Fourth quarter 2020 NIM was 2.61%, up 22 basis points from 2.39% in the third quarter of 2020 and down 13 basis points from 2.74% in the fourth quarter of 2019.

Full year 2020 net interest income was $189.6 million, down 11.0% compared to $213.1 million in full-year 2019. This decline was mainly driven by lower interest income due to the aforementioned lower interest rate environment partially offset by lower cost of funds. Full year 2020 NIM was 2.52%, down 33 basis points from 2.85% in full-year 2019, primarily attributed to lower average balances and yields on interest earning assets, partially offset by lower costs of deposits and wholesale funding. During 2020, Amerant proactively managed its investment securities portfolio as an economic hedge against the declining NII. This resulted in an annual increase in securities gains of $24.4 million, which exceeded the decline of $23.5 million in annual NII.

During the fourth quarter of 2020, Amerant continued to focus on growing interest income and offset ongoing NIM pressure by i) looking for additional opportunities through indirect lending programs; ii) proactively repricing customer time and relationship money market deposits at lower rates; and iii) proactive management of its professional funding sources as liquidity remained high during the period.

As of December 31, 2020, Amerant has a meaningful $523.7 million of time deposits maturing in the first three months of 2021, which the Company expects to reprice at lower market rates. This is expected to decrease the average cost of CDs by approximately 30bps.

Noninterest income
In the fourth quarter of 2020, noninterest income was $11.5 million, down $8.8 million, or 43.3%, compared to $20.3 million in the third quarter of 2020. The decrease was primarily due to lower net gains on sales of securities of $7.6 million, a $1.7 million one-time loss on the sale of the Beacon operations center during the fourth quarter of 2020 and a decrease in rental income due to lease terminations in the third quarter of 2020. Partially offsetting this decrease was a $0.7 million increase in derivative income as customer activity increased in the fourth quarter, and a $0.5 million increase in other income in relation to fees received from the origination of loans under the Main Street Lending Program.
Noninterest income declined $4.5 million or 27.9%, from $16.0 million in the fourth quarter of 2019. The year-over-year decrease was primarily driven by: (i) the absence of a $2.8 million gain on the sale of vacant Beacon land recorded in the fourth quarter of 2019; (ii) the $1.7 million loss on the sale of the Beacon operations center recorded in the fourth quarter of 2020; (iii) lower derivative income resulting from slower economic activity in 2020; (iv) lower cards and trade finance servicing fee income due to the closing of the credit card product in April 2019; and (v) a decline in wire transfer fees and service charges on deposit accounts. Partially offsetting these results were (i) the absence of a $1.4 million net loss on the early extinguishment of FHLB advances recorded in the fourth quarter of 2019; (ii) an increase in other income related to fees received for loans originated under the Main Street Lending Program in the fourth quarter of 2020, as previously mentioned; (iii) higher brokerage, advisory and fiduciary activities fees; and (iv) a $0.3 million net gain on the sale of securities.
In full-year 2020, noninterest income increased $16.4 million, or 28.6%, compared to full-year 2019. This increase was mainly due to (i) higher net gains on securities of $24.4 million in 2020; (ii) an increase in brokerage, advisory and fiduciary activity fees; (iii) the absence of a net loss on early extinguishment of FHLB advances recorded in 2019; and (iv) higher service fees from annual credit card referral fees received in 2020. Partially offsetting these results were (i) the absence of a $2.8 million gain on the sale of vacant Beacon land as described above; (ii) the aforementioned $1.7 million loss on the sale of the Beacon operations center in the fourth quarter of 2020; (iii) lower cards fees due to the closing of the credit card product; (iv) lower derivative income; (v) lower deposit and service fees; and (vi) lower fees for other services previously provided to the former parent.
The Company’s assets under management and custody (“AUM”) totaled $2.0 billion at December 31, 2020, increasing $209.5 million, or 11.9%, from $1.76 billion as of September 30, 2020 and $156.5 million, or 8.6%, from $1.8 billion at December 31, 2019. From these increases in AUM net new assets represent $46.0 million, or 2.6%, compared to the third quarter of 2020 and $105.0 million, or 5.8%, compared to the fourth quarter of the previous year, as a result of the Company’s client-focused and relationship-centric strategy and the remainder is due to market valuation effect.
Adjusted noninterest income was $13.2 million in the fourth quarter of 2020, relatively flat compared to the fourth quarter of 2019. Adjusted noninterest income for the full-year 2020 was $75.2 million, up $20.9 million, or 38.4%, compared to $54.3 million for the full-year 2019. Adjusted noninterest income in the fourth quarter of 2020 and full-year 2020, excludes a one-time loss of $1.7 million on the sale of the Beacon operations center. Adjusted noninterest income in the fourth quarter of 2019 and full-year 2019, excludes a one-time gain of $2.8 million on the sale of vacant Beacon land. No adjustment to noninterest income was recorded in the third quarter of 2020.

Noninterest expense
Fourth quarter 2020 noninterest expense was $51.6 million, up $6.1 million, or 13.5%, from the third quarter of 2020, driven primarily by higher severance expenses in relation with the adoption in October of a voluntary early retirement plan and involuntary severance plan. Also, contributing to this increase were higher salaries resulting from lower deferred loan origination costs, occupancy and equipment, as well as depreciation and amortization expenses resulting from branch closures during the fourth quarter of 2020. Lower variable compensation and employee benefits expenses associated with the decline in the number of employees from 2019 in connection with the Company’s ongoing transformation and efficiency improvement efforts as well as lower digital transformation expenses partially offset this quarter-over-quarter increase in noninterest expense.
Noninterest expense for the fourth quarter of 2020, slightly increased $0.1 million, or 0.2%, compared to $51.7 million in the same period of 2019, driven primarily by the aforementioned increase in severance costs, depreciation and amortization, occupancy and equipment and FDIC assessments and insurance expenses in the most recent quarter. This overall increase was partially offset by lower salaries and employee benefits expenses associated with previous and most recent staff reductions, in addition to lower professional and other service fees in the fourth quarter.
Noninterest expense for the year ended December 31, 2020 decreased 14.6%, or $30.6 million, compared to full-year 2019, largely due to lower salaries and employee benefits expenses resulting from staff reductions, changes to variable and long-term compensation programs and deferred PPP loan origination costs earlier this year. Additionally, Amerant recorded lower marketing, legal, and accounting fees this year compared to the prior year. Higher FDIC assessments and insurance, depreciation and amortization, and occupancy and equipment expenses mostly related to 2020 branch closures partially offset this overall year-over-year decrease in noninterest expense.
Adjusted noninterest expense was $43.2 million in the fourth quarter of 2020, slightly down 1.0% from $43.7 million in the third quarter of 2020, and down 16.3% from $51.6 million in the fourth quarter of 2019. Adjusted noninterest expense for the full-year 2020 was $166.8 million, down 18.3% compared to $204.3 million for 2019. Restructuring expenses in the fourth quarter of 2020 totaled $8.4 million, an increase of $6.6 million, or 355.4%, compared to the third quarter of 2020 due to higher severance and branch closure expenses. The closure of the two branches had associated one-time costs of $2.4 million but will reduce our noninterest expenses by approximately $1.6 million per year, allowing us to redirect those funds into our digital transformation efforts. Restructuring expenses increased $8.3 million compared to the same period of 2019 due to the aforementioned reasons above as well as digital transformation expenses incurred in the most recent quarter. Restructuring expenses for the full-year 2020 totaled $11.9 million, up $6.9 million, or 136.3%, from $5.0 million reported in the full-year 2019.

The efficiency ratio was 85.8% (69.8% adjusted for restructuring costs and a one-time loss on sale of the Beacon operation center) in the fourth quarter of 2020, compared to 69.3% (66.5% adjusted for restructuring costs) during the third quarter of 2020, and 76.9% (80.1% adjusted for restructuring costs and a one-time gain on sale of vacant land) for the same period of 2019. The quarter-over-quarter increase in the efficiency ratio is mainly driven by expenses incurred in connection with the adoption of the voluntary and the involuntary plans previously mentioned. For the full-year 2020 the efficiency ratio was 68.0% (63.0% adjusted for restructuring costs and a one-time loss on sale of the Beacon operations center), compared to 77.5% (76.4% adjusted for restructuring costs and spin-off costs) for 2019. The year-over-year decline is mainly attributable to a reduction of 14.0% in the Company’s headcount during the period in connection with the Company’s ongoing transformation and efficiency improvement efforts including the voluntary and the involuntary plans adopted during the fourth quarter 2020.

Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at December 31, 2020.

Stockholders’ equity was $783.4 million on December 31, 2020, down $46.1 million, or 5.6%, from $829.5 million on September 30, 2020, and down $51.3 million, or 6.1%, from $834.7 million on December 31, 2019. The decline in stockholder’s equity during the fourth quarter 2020 is mainly the result of the repurchase of 4.2 million shares of Class B Common Stock or $53.3 million, excluding fees and expenses, pursuant to the modified Dutch auction tender offer (the “Tender Offer”) completed during the fourth quarter of 2020.

The decrease of $51.3 million, or 6.1%, compared to December 31, 2019 was the result of an aggregate of $69.4 million in connection with the repurchases of Class B Common Stock completed in the first and fourth quarters of 2020, and the net loss for full-year 2020. These changes were partially offset by higher valuations of debt securities available for sale at the close of December 31, 2020 compared to December 31, 2019. Book value per common share was $20.70 at December 31, 2020 compared to $19.68 at September 30, 2020 and $19.35 at December 31, 2019. Tangible book value per common share was $20.13 at December 31, 2020 compared to $19.17 at September 30, 2020 and $18.84 at December 31, 2019. The completion of the Tender Offer resulted in an increase of $0.75, or 3.85%, in the Company’s tangible book value per common share at the close of 2020.

Amerant’s liquidity position continues to be strong and includes cash and cash equivalents of $214.4 million at the close of the fourth quarter of 2020, compared to $227.2 million as of September 30, 2020 and $121.3 million as of December 31, 2019. Additionally, the Company has $1.2 billion in investment securities that could be used as collateral for borrowings and $1.3 billion in borrowing capacity with the FHLB.

Fourth Quarter 2020 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Friday, January 29th, 2021 at 9:30 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2020 results. The conference call and presentation materials can be accessed via webcast by logging on to the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its main subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A. and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 25 banking centers—18 in South Florida and 7 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Zelle® is a registered trademark of Early Warning Services LLC, used in accordance with contractual terms.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2020 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

    Unaudited financial information as of and for interim periods, including the three and twelve month periods ended December 31, 2020 and the three month period ended December 31, 2019, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2020, or any other period of time or date.

Explanation of Certain Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “adjusted noninterest income”, “adjusted noninterest expense”, “adjusted net income (loss)”, “operating income”, “adjusted net income (loss) per share (basic and diluted)”, “adjusted return on assets (ROA)”, “adjusted return on equity (ROE)”, and other ratios. This supplemental information is not required by, or is not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued into 2020, the one-time loss on sale of the Beacon operations center in the fourth quarter of 2020, the one-time gain on sale of the vacant Beacon land in the fourth quarter of 2019, the Company’s increases of its allowance for loan losses and net gains on sales of securities in the first, second and third quarters of 2020. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. See Appendix 1 “Non-GAAP Financial Measures Reconciliations” of the earnings presentation for a reconciliation of these non-GAAP financial measures to their GAAP counterparts.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
    The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Consolidated Balance Sheets
Total assets	$7,770,893	$7,977,047	$8,130,723	$8,098,810	$7,985,399
Total investments	1,372,567	1,468,796	1,674,811	1,769,987	1,739,410
Total gross loans(1)	5,842,337	5,924,617	5,872,271	5,668,327	5,744,339
Allowance for loan losses	110,902	116,819	119,652	72,948	52,223
Total deposits	5,731,643	5,877,546	6,024,702	5,842,212	5,757,143
Advances from the FHLB and other borrowings	1,050,000	1,050,000	1,050,000	1,265,000	1,235,000
Senior notes (2)	58,577	58,498	58,419	—	—
Junior subordinated debentures(3)	64,178	64,178	64,178	64,178	92,246
Stockholders' equity (4)	783,421	829,533	830,198	841,117	834,701
Assets under management and custody (5)	1,972,321	1,762,803	1,715,804	1,572,322	1,815,848

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019

Consolidated Results of Operations
Net interest income	$48,652	$45,348	$46,323	$49,229	$51,262	$189,552	$213,088
Provision for (reversal of) loan losses	—	18,000	48,620	22,000	(300)	88,620	(3,150)
Noninterest income	11,515	20,292	19,753	21,910	15,971	73,470	57,110
Noninterest expense	51,629	45,500	36,740	44,867	51,730	178,736	209,317
Net income (loss)	8,473	1,702	(15,279)	3,382	13,475	(1,722)	51,334
Effective income tax rate	0.76%	20.47%	20.77%	20.83%	14.73%	60.27%	19.83%

Common Share Data
Stockholders' book value per common share	$20.70	$19.68	$19.69	$19.95	$19.35	$20.70	$19.35
Tangible stockholders' equity (book value) per common share(6)	$20.13	$19.17	$19.18	$19.43	$18.84	$20.13	$18.84
Basic earnings (loss) per common share	$0.21	$0.04	$(0.37)	$0.08	$0.32	$(0.04)	$1.21
Diluted earnings (loss) per common share	$0.20	$0.04	$(0.37)	$0.08	$0.31	$(0.04)	$1.20
Basic weighted average shares outstanding	41,326	41,722	41,720	42,185	42,489	41,737	42,543
Diluted weighted average shares outstanding(7)	41,688	42,065	41,720	42,533	43,050	41,737	42,939

	Three Months Ended,					Years Ended December 31,
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019

Other Financial and Operating Data(8)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(9)	2.61%	2.39%	2.44%	2.65%	2.74%	2.52%	2.85%
Net income (loss) / Average total assets (ROA)(10)	0.42%	0.08%	(0.75)%	0.17%	0.68%	(0.02)%	0.65%
Net income (loss) / Average stockholders' equity (ROE)(11)	4.09%	0.81%	(7.21)%	1.61%	6.44%	(0.21)%	6.43%

Capital Indicators
Total capital ratio(12)	13.96%	14.56%	14.34%	14.54%	14.78%	13.96%	14.78%
Tier 1 capital ratio(13)	12.71%	13.30%	13.08%	13.38%	13.94%	12.71%	13.94%
Tier 1 leverage ratio(14)	10.11%	10.52%	10.39%	10.82%	11.32%	10.11%	11.32%
Common equity tier 1 capital ratio (CET1)(15)	11.73%	12.34%	12.13%	12.42%	12.60%	11.73%	12.60%
Tangible common equity ratio(16)	9.83%	10.16%	9.97%	10.14%	10.21%	9.83%	10.21%

Asset Quality Indicators (%)
Non-performing assets / Total assets(17)	1.13%	1.08%	0.95%	0.41%	0.41%	1.13%	0.41%
Non-performing loans /Total loans(1) (18)	1.50%	1.46%	1.32%	0.59%	0.57%	1.50%	0.57%
Allowance for loan losses / Total non-performing loans(19)	126.46%	135.09%	154.87%	218.49%	158.60%	126.46%	158.60%
Allowance for loan losses / Total loans(1) (19)	1.90%	1.97%	2.04%	1.29%	0.91%	1.90%	0.91%
Net charge-offs/ Average total loans(20)	0.40%	1.41%	0.13%	0.09%	0.08%	0.52%	0.11%

Efficiency Indicators
Noninterest expense / Average total assets (10)	2.59%	2.24%	1.81%	2.27%	2.60%	2.23%	2.64%
Salaries and employee benefits / Average total assets (10)	1.62%	1.39%	1.06%	1.48%	1.81%	1.39%	1.73%
Other operating expenses / Average total assets (10)(21)	0.97%	0.85%	0.75%	0.79%	0.79%	0.84%	0.91%
Efficiency ratio(22)	85.81%	69.32%	55.60%	63.07%	76.94%	67.95%	77.47%
Full-Time-Equivalent Employees (FTEs)	713	807	825	825	829	713	829

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019
Adjusted Selected Consolidated Results of Operations and Other Data(6)
Adjusted noninterest income	$13,244	$20,292	$19,753	$21,910	$13,176	$75,199	$54,315
Adjusted noninterest expense	43,222	43,654	35,422	44,513	51,616	166,811	204,271
Adjusted net income (loss)	11,112	3,163	(14,234)	3,662	11,407	3,703	53,138
Operating income	7,505	11,540	21,599	16,652	14,800	57,296	58,276
Adjusted earnings (loss) per common share	$0.27	$0.08	$(0.34)	$0.09	$0.27	$0.09	$1.25
Adjusted earnings (loss) per diluted common share(7)	$0.27	$0.08	$(0.34)	$0.09	$0.26	$0.09	$1.24
Adjusted net income (loss) / Average total assets (Adjusted ROA)(10)	0.56%	0.16%	(0.70)%	0.19%	0.57%	0.05%	0.67%
Adjusted net income (loss)/ Average stockholders' equity (Adjusted ROE)(11)	5.36%	1.51%	(6.72)%	1.74%	5.45%	0.44%	6.66%
Adjusted noninterest expense / Average total assets (10)	2.16%	2.15%	1.75%	2.25%	2.59%	2.08%	2.57%
Adjusted salaries and employee benefits / Average total assets (10)	1.35%	1.36%	1.05%	1.48%	1.80%	1.31%	1.71%
Adjusted other operating expenses / Average total assets(10)(21)	0.94%	0.79%	0.70%	0.77%	0.79%	0.80%	0.86%
Adjusted efficiency ratio(23)	69.83%	66.51%	53.61%	62.57%	80.10%	63.01%	76.39%
_______
(1)     Total gross loans are net of deferred loan fees and costs. There were no loans held for sale at any of the dates presented.
(2)    During the second quarter of 2020, the Company completed a $60 million offering of Senior Notes with a coupon rate of 5.75%. Senior Notes are presented net of direct issuance cost which is deferred and amortized over 5 years.
(3) During the three months ended March 31, 2020, the Company redeemed $26.8 million of its 8.90% trust preferred securities. The Company simultaneously redeemed the junior subordinated debentures associated with these trust preferred securities.
(4) During the first quarter of 2020, the Company repurchased an aggregate of 932,459 shares of its Class B common stock in two privately negotiated transactions for $16.00 per share. The aggregate purchase price for these transactions was approximately $15.2 million, including $0.3 million in broker fees and other expenses. During the fourth quarter of 2020, the Company completed a modified “Dutch auction” tender offer to purchase, for cash, up to $50.0 million of shares of its Class B common stock, and accepted to purchase 4,249,785 shares of Class B common stock in the tender offer at a price of $12.55 per share. The purchase price for this transaction was approximately $54.1 million, including $0.8 million in related fees and other expenses.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(6) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(7) As of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in

2018 totaling 248,750, 478,587, 491,360, 482,316, and 530,620, respectively. For the three months ended of June 30, 2020 and the year ended December 31, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(8)     Operating data for the periods presented have been annualized.
(9)     NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(10)Calculated based upon the average daily balance of total assets.
(11)    Calculated based upon the average daily balance of stockholders’ equity.
(12)Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(13)    Tier 1 capital divided by total risk-weighted assets.
(14)    Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, and $89.1 million as of December 31, 2019. See footnote 3 for more information about trust preferred securities redemption transactions in the first quarter of 2020.
(15)CET1 capital divided by total risk-weighted assets.
(16)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.
(17)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $88.1 million,$86.5 million, $77.3 million, $33.4 million and $33.0 million as of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.
(18)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs. Non-performing loans were $87.7 million, $86.5 million, $77.3 million, $33.4 million and $32.9 million as of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.
(19)Allowance for loan losses was $110.9 million, $116.8 million, $119.7 million, $72.9 million and $52.2 million as of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.
(20)Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(21) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(22)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(23)Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs. These adjustments also reflect the after-tax loss of $0.7 million on the sale of the Beacon operations center in the fourth quarter of 2020, the after-tax gain of $2.2 million on the sale of vacant Beacon land in the fourth quarter of 2019, the Company’s increases of its allowance for loan losses in the first, second and third quarters of 2020 and net gains on sales of securities for each of the periods presented. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019

Total noninterest income	$11,515	$20,292	$19,753	$21,910	$15,971	$73,470	$57,110
Plus: loss on sale of the Beacon operations center (1)	1,729	—	—	—	—	1,729	—
Less: gain on sale of vacant Beacon land	—	—	—	—	(2,795)	—	(2,795)
Adjusted noninterest income	$13,244	$20,292	$19,753	$21,910	$13,176	$75,199	$54,315

Total noninterest expenses	$51,629	$45,500	$36,740	$44,867	$51,730	$178,736	$209,317
Less: Restructuring costs (2):
Staff reduction costs (3)	5,345	646	360	54	114	6,405	1,471
Branch closure expenses	2,404	—	—	—	—	2,404	—
Digital transformation expenses	658	1,200	958	300	—	3,116	—
Rebranding costs	—	—	—	—	—	—	3,575
Total restructuring costs	$8,407	$1,846	$1,318	$354	$114	$11,925	$5,046
Adjusted noninterest expenses	$43,222	$43,654	$35,422	$44,513	$51,616	$166,811	$204,271

Net income (loss)	$8,473	$1,702	$(15,279)	$3,382	$13,475	$(1,722)	$51,334
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	8,407	1,846	1,318	354	114	11,925	5,046
Income tax effect	(6,455)	(385)	(273)	(74)	59	(7,187)	(1,001)
Total after-tax restructuring costs	1,952	1,461	1,045	280	173	4,738	4,045
Less after-tax loss on sale of the Beacon operations center:
Loss on sale of the Beacon operations center before income tax effect	1,729	—	—	—	—	1,729	—
Income tax effect	(1,042)	—	—	—	—	(1,042)	—
Total after-tax loss on sale of Beacon operations center	687	—	—	—	—	687	—
Less after-tax gain on sale of vacant Beacon land:
Gain on sale of vacant Beacon land before income tax effect	—	—	—	—	(2,795)	—	(2,795)
Income tax effect	—	—	—	—	554	—	554
Total after-tax gain on sale of vacant Beacon land	—	—	—	—	(2,241)	—	(2,241)
Adjusted net income (loss)	$11,112	$3,163	$(14,234)	$3,662	$11,407	$3,703	$53,138

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019

Net Income (loss)	8,473	1,702	(15,279)	3,382	13,475	(1,722)	51,334
Plus: provision for income tax expense (benefit)	65	438	(4,005)	890	2,328	(2,612)	12,697
Plus: provision for (reversal of) loan losses	—	18,000	48,620	22,000	(300)	88,620	(3,150)
Less: securities gains, net	1,033	8,600	7,737	9,620	703	26,990	2,605
Operating income	$7,505	$11,540	$21,599	$16,652	$14,800	$57,296	$58,276

Basic earnings (loss) per share	$0.21	$0.04	$(0.37)	$0.08	$0.32	$(0.04)	$1.21
Plus: after tax impact of restructuring costs	0.04	0.04	0.03	0.01	—	0.11	0.09
Plus: after tax loss on sale of the Beacon operations center	0.02	—	—	—	—	0.02	—
Less: after tax gain on sale of vacant Beacon land	—	—	—	—	(0.05)	—	(0.05)
Total adjusted basic earnings (loss) per common share	$0.27	$0.08	$(0.34)	$0.09	$0.27	$0.09	$1.25

Diluted earnings (loss) per share (4)	$0.20	$0.04	$(0.37)	$0.08	$0.31	$(0.04)	$1.20
Plus: after tax impact of restructuring costs	0.05	0.04	0.03	0.01	—	0.11	0.09
Plus: after tax loss on sale of the Beacon operations center	0.02	—	—	—	—	0.02	—
Less: after tax gain on sale of vacant Beacon land	—	—	—	—	(0.05)	—	(0.05)
Total adjusted diluted earnings (loss) per common share	$0.27	$0.08	$(0.34)	$0.09	$0.26	$0.09	$1.24

Net income (loss) / Average total assets (ROA)	0.42%	0.08%	(0.75)%	0.17%	0.68%	(0.02)%	0.65%
Plus: after tax impact of restructuring costs	0.11%	0.08%	0.05%	0.02%	0.01%	0.06%	0.05%
Plus: after tax loss on sale of the Beacon operations center	0.03%	—%	—%	—%	—%	0.01%	—%
Less: after tax gain on sale of vacant Beacon land	—%	—%	—%	—%	(0.12)%	—%	(0.03)%
Adjusted net income (loss) / Average total assets (Adjusted ROA)	0.56%	0.16%	(0.70)%	0.19%	0.57%	0.05%	0.67%

Net income (loss)/ Average stockholders' equity (ROE)	4.09%	0.81%	(7.21)%	1.61%	6.44%	(0.21)%	6.43%
Plus: after tax impact of restructuring costs	0.94%	0.70%	0.49%	0.13%	0.08%	0.57%	0.51%
Plus: after tax loss on sale of the Beacon operations center	0.33%	—%	—%	—%	—%	0.08%	—%
Less: after tax gain on sale of vacant Beacon land	—%	—%	—%	—%	(1.07)%	—%	(0.28)%
Adjusted net income (loss) / Average stockholders' equity (Adjusted ROE)	5.36%	1.51%	(6.72)%	1.74%	5.45%	0.44%	6.66%

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	2020	2019

Efficiency ratio	85.81%	69.32%	55.60%	63.07%	76.94%	67.95%	77.47%
Less: impact of restructuring costs	(13.97)%	(2.81)%	(1.99)%	(0.50)%	(0.17)%	(4.51)%	(1.89)%
Less: loss on sale of the Beacon operations center	(2.01)%	—%	—%	—%	—%	(0.43)%	—%
Plus: gain on sale of vacant Beacon land	—%	—%	—%	—%	3.33%	—%	0.81%
Adjusted efficiency ratio	69.83%	66.51%	53.61%	62.57%	80.10%	63.01%	76.39%

Noninterest expense / Average total assets	2.59%	2.24%	1.81%	2.27%	2.60%	2.23%	2.64%
Less: impact of restructuring costs	(0.43)%	(0.09)%	(0.06)%	(0.02)%	(0.01)%	(0.15)%	(0.07)%
Adjusted noninterest expense / Average total assets	2.16%	2.15%	1.75%	2.25%	2.59%	2.08%	2.57%

Salaries and employee benefits / Average total assets	1.62%	1.39%	1.06%	1.48%	1.81%	1.39%	1.73%
Less: impact of restructuring costs	(0.27)%	(0.03)%	(0.01)%	—%	(0.01)%	(0.08)%	(0.02)%
Adjusted salaries and employee benefits / Average total assets	1.35%	1.36%	1.05%	1.48%	1.80%	1.31%	1.71%

Other operating expenses / Average total assets	0.97%	0.85%	0.75%	0.79%	0.79%	0.84%	0.91%
Less: impact of restructuring costs	(0.03)%	(0.06)%	(0.05)%	(0.02)%	—%	(0.04)%	(0.05)%
Adjusted other operating expenses / Average total assets	0.94%	0.79%	0.70%	0.77%	0.79%	0.80%	0.86%

Stockholders' equity	$783,421	$829,533	$830,198	$841,117	$834,701	$783,421	$834,701
Less: goodwill and other intangibles	(21,561)	(21,607)	(21,653)	(21,698)	(21,744)	(21,561)	(21,744)
Tangible common stockholders' equity	$761,860	$807,926	$808,545	$819,419	$812,957	$761,860	$812,957
Total assets	$7,770,893	$7,977,047	$8,130,723	$8,098,810	$7,985,399	$7,770,893	$7,985,399
Less: goodwill and other intangibles	(21,561)	(21,607)	(21,653)	(21,698)	(21,744)	(21,561)	(21,744)
Tangible assets	$7,749,332	$7,955,440	$8,109,070	$8,077,112	$7,963,655	$7,749,332	$7,963,655
Common shares outstanding	37,843	42,147	42,159	42,166	43,146	37,843	43,146
Tangible common equity ratio	9.83%	10.16%	9.97%	10.14%	10.21%	9.83%	10.21%
Stockholders' book value per common share	$20.70	$19.68	$19.69	$19.95	$19.35	$20.70	$19.35
Tangible stockholders' book value per common share	$20.13	$19.17	$19.18	$19.43	$18.84	$20.13	$18.84
__________________
(1) The Company leased-back the property for a 2-year term.
(2)     Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) On October 9, 2020, the Board of Directors of the Company adopted a voluntary early retirement plan for certain eligible long-term employees and an involuntary severance plan for certain other positions consistent with the Company’s effort to streamline operations and better align its operating structure with its business activities. 31 employees elected to participate in the voluntary plan, all of whom retired on or before December 31, 2020. The involuntary plan impacted 31 employees most of whom no longer worked for the Company and/or its subsidiaries by December 31, 2020. On December 28, 2020, the Company

determined the termination costs and annual savings related to the voluntary and involuntary plans. The Company incurred approximately $3.5 million and $1.8 million in one-time termination costs in the fourth quarter of 2020 in connection with the voluntary and involuntary plans, respectively, the majority of which will be paid over time in the form of installment payments until December 2021. The Company estimates that the voluntary and involuntary plans will yield estimated annual savings of approximately $4.2 million and $5.5 million, respectively, for combined estimated annual savings of approximately $9.7 million beginning in 2021.
(4) As of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018 totaling 248,750, 478,587, 491,360, 482,316, and 530,620, respectively. For the three months ended of June 30, 2020 and the year ended December 31, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of net deferred loan origination costs accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net(1)	$5,809,246	$54,891	3.76%	$5,768,471	$52,736	3.64%	$5,627,641	$63,370	4.47%
Securities available for sale(2)	1,274,493	7,126	2.22%	1,409,768	8,096	2.28%	1,528,916	9,814	2.55%
Securities held to maturity(3)	60,084	311	2.06%	63,844	324	2.02%	75,989	419	2.19%
Equity securities with readily determinable fair value not held for trading	24,354	96	1.57%	24,447	103	1.68%	23,912	141	2.34%
Federal Reserve Bank and FHLB stock	65,426	677	4.12%	64,998	597	3.65%	71,902	1,044	5.76%
Deposits with banks	195,347	54	0.11%	225,320	61	0.11%	105,060	449	1.70%
Total interest-earning assets	7,428,950	$63,155	3.38%	7,556,848	$61,917	3.26%	7,433,420	$75,237	4.02%
Total non-interest-earning assets less allowance for loan losses	516,346			526,065			472,556
Total assets	$7,945,296			$8,082,913			$7,905,976

Interest-bearing liabilities:
Checking and saving accounts:
Interest bearing demand	$1,218,536	$103	0.03%	$1,193,920	$97	0.03%	$1,098,532	$159	0.06%
Money market	1,257,239	1,001	0.32%	1,154,795	1,190	0.41%	1,147,539	3,802	1.31%
Savings	322,077	14	0.02%	321,657	88	0.11%	337,338	16	0.02%
Total checking and saving accounts	2,797,852	1,118	0.16%	2,670,372	1,375	0.20%	2,583,409	3,977	0.61%
Time deposits	2,131,085	9,001	1.68%	2,367,534	10,874	1.83%	2,317,052	13,180	2.26%
Total deposits	4,928,937	10,119	0.82%	5,037,906	12,249	0.97%	4,900,461	17,157	1.39%
Securities sold under agreements to repurchase	533	1	0.75%	—	—	—%	497	2	1.60%
Advances from the FHLB and other borrowings(4)	1,060,217	2,826	1.06%	1,050,000	2,820	1.07%	1,214,728	5,575	1.82%
Senior notes	58,539	942	6.40%	58,460	942	6.41%	—	—	—%
Junior subordinated debentures	64,178	615	3.81%	64,178	558	3.46%	92,246	1,241	5.34%
Total interest-bearing liabilities	6,112,404	14,503	0.94%	6,210,544	16,569	1.06%	6,207,932	23,975	1.53%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	902,799			936,349			788,666
Accounts payable, accrued liabilities and other liabilities	105,160			102,864			79,804
Total non-interest-bearing liabilities	1,007,959			1,039,213			868,470
Total liabilities	7,120,363			7,249,757			7,076,402
Stockholders' equity	824,933			833,156			829,574
Total liabilities and stockholders' equity	$7,945,296			$8,082,913			$7,905,976
Excess of average interest-earning assets over average interest-bearing liabilities	$1,316,546			$1,346,304			$1,225,488
Net interest income		$48,652			$45,348			$51,262
Net interest rate spread			2.44%			2.20%			2.49%
Net interest margin(5)			2.61%			2.39%			2.74%
Ratio of average interest-earning assets to average interest-bearing liabilities	121.54%			121.68%			119.74%

	Years Ended December 31,
	2020			2019
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net(1)	$5,716,371	$220,898	3.86%	$5,658,196	$263,011	4.65%
Securities available for sale(2)	1,444,213	34,001	2.35%	1,508,203	40,420	2.68%
Securities held to maturity(3)	66,136	1,343	2.03%	80,761	1,946	2.41%
Equity securities with readily determinable fair value not held for trading	24,290	452	1.86%	23,611	558	2.36%
Federal Reserve Bank and FHLB stock	67,840	3,227	4.76%	68,525	4,286	6.25%
Deposits with banks	202,026	633	0.31%	125,671	2,753	2.19%
Total interest-earning assets	7,520,876	$260,554	3.46%	7,464,967	$312,974	4.19%
Total non-interest-earning assets less allowance for loan losses	510,673			473,412
Total assets	$8,031,549			$7,938,379

Interest-bearing liabilities:
Checking and saving accounts:
Interest bearing demand	$1,154,166	$439	0.04%	$1,177,031	$925	0.08%
Money market	1,165,447	7,070	0.61%	1,150,459	15,625	1.36%
Savings	321,766	58	0.02%	361,069	65	0.02%
Total checking and saving accounts	2,641,379	7,567	0.29%	2,688,559	16,615	0.62%
Time deposits	2,360,367	45,765	1.94%	2,344,587	51,757	2.21%
Total deposits	5,001,746	53,332	1.07%	5,033,146	68,372	1.36%
Securities sold under agreements to repurchase	252	1	0.40%	220	5	2.27%
Advances from the FHLB and other borrowings(4)	1,116,899	13,168	1.18%	1,134,551	24,325	2.14%
Senior notes	30,686	1,968	6.41%	—	—	—%
Junior subordinated debentures	66,402	2,533	3.81%	108,765	7,184	6.61%
Total interest-bearing liabilities	6,215,985	71,002	1.14%	6,276,682	99,886	1.59%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	876,393			791,239
Accounts payable, accrued liabilities and other liabilities	100,932			72,558
Total non-interest-bearing liabilities	977,325			863,797
Total liabilities	7,193,310			7,140,479
Stockholders' equity	838,239			797,900
Total liabilities and stockholders' equity	$8,031,549			$7,938,379
Excess of average interest-earning assets over average interest-bearing liabilities	$1,304,891			$1,188,285
Net interest income		$189,552			$213,088
Net interest rate spread			2.32%			2.60%
Net interest margin(5)			2.52%			2.85%
Ratio of average interest-earning assets to average interest-bearing liabilities	120.99%			118.93%
____________
(1) Average non-performing loans of $91.7 million, $84.4 million and $33.0 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $64.8 million and $27.4 million for the years ended December 31, 2020 and 2019, respectively, are included in the average loan portfolio, net. Interest income that would have been recognized on these non-performing loans totaled $0.7 million, $1.0 million and $0.3 million, in the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $2.7 million and $1.4 million in the years ended December 31, 2020 and 2019, respectively.

(2)    Includes nontaxable securities with average balances of $75.8 million, $82.9 million and $65.3 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $72.2 million and $121.0 million for the years ended December 31, 2020 and 2019, respectively. The tax equivalent yield for these nontaxable securities was 0.37%, 3.14% and 3.65% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and 2.94% and 3.60% for the years ended December 31, 2020 and 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(3)    Includes nontaxable securities with average balances of $60.1 million, $63.8 million and $76 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $66.1 million and $80.8 million for the years ended December 31, 2020 and 2019, respectively. The tax equivalent yield for these nontaxable securities was 2.61%, 2.55% and 2.77% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and 2.57% and 3.05% for the years ended December 31, 2020 and 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(4)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(5)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.

Exhibit 4 - Noninterest Income

This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Years Ended December 31,
	December 31, 2020		September 30, 2020		December 31, 2019		2020		2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,173	36.2%	$3,937	19.4%	$4,274	26.8%	$15,838	21.6%	$17,067	29.9%
Brokerage, advisory and fiduciary activities	4,219	36.6%	4,272	21.1%	3,865	24.2%	16,949	23.1%	14,936	26.2%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,417	12.3%	1,437	7.1%	1,438	9.0%	5,695	7.8%	5,710	10.0%
Cards and trade finance servicing fees	333	2.9%	345	1.7%	557	3.5%	1,346	1.8%	3,925	6.9%
(Loss) gain on early extinguishment of FHLB advances, net	—	—%	—	—%	(1,443)	(9.0)%	(73)	(0.1)%	(886)	(1.6)%
Data processing and fees for other services	—	—%	—	—%	—	—%	—	—%	955	1.7%
Securities gains (losses), net (2)	1,033	9.0%	8,600	42.4%	703	4.4%	26,990	36.7%	2,605	4.6%
Other noninterest income (3)	340	3.0%	1,701	8.3%	6,577	41.1%	6,725	9.1%	12,798	22.3%
Total noninterest income	$11,515	100.0%	$20,292	100.0%	$15,971	100.0%	$73,470	100.0%	$57,110	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net gain on sale of securities of $1.1 million and $8.6 million during the three months ended December 31, 2020 and September 30, 2020, respectively, and $26.5 million and $1.9 million in the years ended December 31, 2020 and 2019, respectively, and unrealized losses of $0.1 million and $44 thousand and unrealized gains of $0.7 million, in three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and unrealized gains of $0.5 million and $0.7 million in the years ended December 31, 2020 and 2019, respectively, related to the change in market value of mutual funds.
(3)    Includes a loss of $1.7 million on the sale of the Beacon operations center in the fourth quarter 2020, a gain of $2.8 million on the sale of vacant Beacon land in the fourth quarter of 2019, rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Years Ended December 31,
	December 31, 2020		September 30, 2020		December 31, 2019		2020		2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$32,305	62.6%	$28,268	62.1%	$36,024	69.6%	$111,469	62.4%	$137,380	65.6%
Occupancy and equipment (2)	5,320	10.3%	4,281	9.4%	4,042	7.8%	17,624	9.9%	16,194	7.7%
Professional and other services fees(3)	3,137	6.1%	3,403	7.5%	4,430	8.6%	13,459	7.5%	16,123	7.7%
Telecommunications and data processing	3,082	6.0%	3,228	7.1%	3,396	6.6%	12,931	7.2%	13,063	6.2%
Depreciation and amortization(4)	3,473	6.7%	1,993	4.4%	1,214	2.3%	9,385	5.3%	7,094	3.4%
FDIC assessments and insurance	1,885	3.7%	1,898	4.2%	876	1.7%	6,141	3.4%	4,043	1.9%
Other operating expenses(5)	2,427	4.6%	2,429	5.3%	1,748	3.4%	7,727	4.3%	15,420	7.5%
Total noninterest expenses	$51,629	100.0%	$45,500	100.0%	$51,730	100.0%	$178,736	100.0%	$209,317	100.0%
___________
(1) Includes $5.3 million and $6.4 million in staff reduction costs in the fourth quarter of 2020 and full-year 2020, respectively, mainly related to the voluntary and involuntary plans approved in October 2020.
(2) Includes an additional expense of $1.1 million for the remaining lease obligation in connection with the closure of two of our branches in the fourth quarter of 2020 and full-year 2020, respectively.
(3) Other services fees include expenses on derivative contracts.
(4) Includes a charge of $1.3 million for the accelerated amortization of leasehold improvements in connection with the closure of one our branches in the fourth quarter of 2020 and full-year 2020.
(5) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the non-qualified deferred compensation plan.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$30,179	$34,091	$35,651	$22,303	$28,035
Interest earning deposits with banks	184,207	193,069	181,698	248,750	93,289
Cash and cash equivalents	214,386	227,160	217,349	271,053	121,324
Securities
Debt securities available for sale	1,225,083	1,317,724	1,519,784	1,601,303	1,568,752
Debt securities held to maturity	58,127	61,676	65,616	70,336	73,876
Equity securities with readily determinable fair value not held for trading	24,342	24,381	24,425	24,225	23,848
Federal Reserve Bank and Federal Home Loan Bank stock	65,015	65,015	64,986	74,123	72,934
Securities	1,372,567	1,468,796	1,674,811	1,769,987	1,739,410
Loans held for sale	—	—	—	—	—
Loans held for investment, gross	5,842,337	5,924,617	5,872,271	5,668,327	5,744,339
Less: Allowance for loan losses	110,902	116,819	119,652	72,948	52,223
Loans held for investment, net	5,731,435	5,807,798	5,752,619	5,595,379	5,692,116
Bank owned life insurance	217,547	216,130	214,693	213,266	211,852
Premises and equipment, net	109,990	126,895	128,327	128,232	128,824
Deferred tax assets, net	11,691	16,206	15,647	4,933	5,480
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets	93,771	94,556	107,771	96,454	66,887
Total assets	$7,770,893	$7,977,047	$8,130,723	$8,098,810	$7,985,399
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$872,151	$916,889	$956,351	$779,842	$763,224
Interest bearing	1,230,054	1,210,639	1,186,613	1,088,033	1,098,323
Savings and money market	1,587,876	1,496,119	1,447,661	1,432,891	1,475,257
Time	2,041,562	2,253,899	2,434,077	2,541,446	2,420,339
Total deposits	5,731,643	5,877,546	6,024,702	5,842,212	5,757,143
Advances from the Federal Home Loan Bank and other borrowings	1,050,000	1,050,000	1,050,000	1,265,000	1,235,000
Senior notes	58,577	58,498	58,419	—	—
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	92,246
Accounts payable, accrued liabilities and other liabilities	83,074	97,292	103,226	86,303	66,309
Total liabilities	6,987,472	7,147,514	7,300,525	7,257,693	7,150,698

Stockholders’ equity
Class A common stock	2,882	2,886	2,887	2,888	2,893
Class B common stock	904	1,329	1,329	1,329	1,775
Additional paid in capital	305,569	359,553	359,028	358,277	419,048
Treasury stock	—	—	—	—	(46,373)
Retained earnings	442,402	433,929	432,227	447,506	444,124
Accumulated other comprehensive income	31,664	31,836	34,727	31,117	13,234
Total stockholders' equity	783,421	829,533	830,198	841,117	834,701
Total liabilities and stockholders' equity	$7,770,893	$7,977,047	$8,130,723	$8,098,810	$7,985,399

Exhibit 7 - Loans

Loans by Type

The loan portfolio consists of the following loan classes:

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Real estate loans
Commercial real estate (“CRE”)
Nonowner occupied	$1,749,839	$1,797,230	$1,841,075	$1,875,293	$1,891,802
Multi-family residential	737,696	853,159	823,450	834,016	801,626
Land development and construction loans	349,800	335,184	284,766	225,179	278,688
	2,837,335	2,985,573	2,949,291	2,934,488	2,972,116
Single-family residential	639,569	597,280	589,713	569,340	539,102
Owner occupied	947,127	937,946	938,511	923,260	894,060
	4,424,031	4,520,799	4,477,515	4,427,088	4,405,278
Commercial loans	1,154,550	1,197,156	1,247,455	1,084,751	1,234,043
Loans to financial institutions and acceptances	16,636	16,623	16,597	16,576	16,552
Consumer loans and overdrafts	247,120	190,039	130,704	139,912	88,466
Total loans	$5,842,337	$5,924,617	$5,872,271	$5,668,327	$5,744,339

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Nonowner occupied	$8,219	$8,289	$8,426	$1,936	$1,936
Multi-family residential	11,340	1,484	—	—	—
	19,559	9,773	8,426	1,936	1,936
Single-family residential	10,667	11,071	7,975	7,077	7,291
Owner occupied	12,815	14,539	11,828	13,897	14,130
	43,041	35,383	28,229	22,910	23,357
Commercial loans (2)	44,205	50,991	48,961	9,993	9,149
Consumer loans and overdrafts	233	104	70	467	416
Total-Non-Accrual Loans	$87,479	$86,478	$77,260	$33,370	$32,922

Past Due Accruing Loans(3)
Real Estate Loans
Single-family residential	$—	$1	$—	$5	$—
Owner occupied	220	—	—	—	—
Consumer loans and overdrafts	1	1	—	12	5
Total Past Due Accruing Loans	221	2	—	17	5
Total Non-Performing Loans	87,700	86,480	77,260	33,387	32,927
Other Real Estate Owned	427	42	42	42	42
Total Non-Performing Assets	$88,127	$86,522	$77,302	$33,429	$32,969
__________________
(1)    Includes loan modifications that meet the definition of TDRs which may be performing in accordance with their modified loan terms. As of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, non-performing TDRs include $8.4 milion $9.0 million, $9.3 million, $9.7 million and $9.8 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of December 31, 2020, September 30, 2020 and June 30, 2020, includes $19.6 million, $19.6 million and $39.8 million, respectively, in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This tables shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	December 31, 2020				September 30, 2020				December 31, 2019
(in thousands)	Special Mention	Substandard	Doubtful	Total(1)	Special Mention	Substandard	Doubtful	Total(1)	Special Mention	Substandard	Doubtful	Total(1)
Real estate loans
Commercial real estate (CRE)
Nonowner occupied	$16,991	$7,234	$1,729	$25,954	$16,780	$7,236	$1,798	$25,814	$9,324	$762	$1,936	$12,022
Multi-family residential	—	11,340	—	11,340	—	1,484	—	1,484	—	—	—	—
Land development and construction loans	7,164	—	—	7,164	7,201	—	—	7,201	9,955	—	—	9,955
	24,155	18,574	1,729	44,458	23,981	8,720	1,798	34,499	19,279	762	1,936	21,977
Single-family residential	—	10,667	—	10,667	—	11,072	—	11,072	—	7,291	—	7,291
Owner occupied	22,343	12,917	—	35,260	34,556	14,643	—	49,199	8,138	14,240	—	22,378
	46,498	42,158	1,729	90,385	58,537	34,435	1,798	94,770	27,417	22,293	1,936	51,646
Commercial loans(2)	42,434	36,156	8,252	86,842	27,111	37,338	13,856	78,305	5,569	8,406	2,669	16,644
Consumer loans and overdrafts	—	238	—	238	—	111	—	111	—	67	357	424
	$88,932	$78,552	$9,981	$177,465	$85,648	$71,884	$15,654	$173,186	$32,986	$30,766	$4,962	$68,714
__________
(1) There were no loans categorized as “Loss” at any of the dates presented.
(2) As of December 31, 2020 and September 30, 2020, includes $19.6 million in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020. As of December 31, 2020 and September 30, 2020, Substandard loans include $13.1 million and doubtful loans include $6.5 million, related to this commercial relationship. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.

Exhibit 8 - Deposits by Country of Domicile

This tables shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Domestic	$3,202,936	$3,310,343	$3,432,971	$3,253,972	$3,121,827
Foreign:
Venezuela	2,119,412	2,169,621	2,202,340	2,224,353	2,270,970
Others	409,295	397,582	389,391	363,887	364,346
Total foreign	2,528,707	2,567,203	2,591,731	2,588,240	2,635,316
Total deposits	$5,731,643	$5,877,546	$6,024,702	$5,842,212	$5,757,143